Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Total revenues of $98.8 million grew 81% over prior year period

Non-GAAP adjusted earnings of $35.6 million were up 189% over prior year period

Santarus cancels conference call previously scheduled for 5:00 p.m. Eastern Time today

SAN DIEGO (November 7, 2013) – Santarus, Inc. (NASDAQ: SNTS), today reported financial and operating results for the quarter and nine months ended September 30, 2013. Key financial results include:

•	Total revenues of $98.8 million grew 81% compared with $54.7 million for the third quarter of 2012

•	Net income of $30.3 million, or $0.38 diluted earnings per share (EPS), compared with $9.0 million, or $0.13 diluted EPS for the third quarter of 2012

•	Non-GAAP adjusted earnings were $35.6 million and diluted non-GAAP adjusted EPS were $0.45 in the third quarter of 2013 compared with non-GAAP adjusted earnings of $12.3 million and diluted non-GAAP adjusted EPS of $0.18 for the third quarter of 2012

•	Cash, cash equivalents and short-term investments were $168.7 million as of September 30, 2013, an increase of approximately $74.0 million compared with $94.7 million at December 31, 2012

Santarus Conference Call Cancelled

The previously scheduled Santarus investor conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, November 7, 2013 has been cancelled as a result of the joint press release issued today after market close by Santarus and Salix Pharmaceuticals, Ltd. announcing that their Boards of Directors have unanimously approved a definitive merger agreement under which Salix will acquire Santarus through a tender offer followed by a merger for $32.00 in cash for a purchase price of approximately $2.6 billion.

Salix will host a conference call at 4:30 p.m. Eastern Time today, Thursday, November 7, 2013. Interested parties can access the conference call by way of webcast or telephone. The live webcast will be available at www.salix.com. A replay of the webcast will be available at the same location. The telephone numbers to access the live conference call are (800) 319-9003 (U.S. and Canada) or (719) 325-2134 (international). The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the call is 612126.

Third Quarter 2013 Financial Results

Total revenues increased to $98.8 million for the third quarter of 2013, compared with $54.7 million for the third quarter of 2012 as indicated below ($ in millions):

	Three Months Ended		Increase
	September 30,		(Decrease)
	2013	2012
Product sales, net
GLUMETZA	$45.6	$39.3	$6.3
ZEGERID	27.1	8.4	18.7
UCERIS	19.6	—	19.6
CYCLOSET	4.2	4.3	(0.1)
FENOGLIDE	1.6	1.7	(0.1)

Total product sales, net	98.1	53.7	44.4
Other revenue	0.7	1.0	(0.3)

Total revenues	$98.8	$54.7	$44.1

Net income for the third quarter of 2013 was $30.3 million and diluted EPS was $0.38. Non-GAAP adjusted earnings for the third quarter of 2013 were $35.6 million and diluted non-GAAP adjusted EPS were $0.45. In the third quarter of 2012 the company reported net income of $9.0 million, diluted EPS of $0.13 and non-GAAP adjusted earnings of $12.3 million, and had diluted non-GAAP adjusted EPS of $0.18.

License fees and royalties of $20.9 million for the third quarter of 2013 included royalties on net sales of GLUMETZA, UCERIS, ZEGERID and FENOGLIDE, the gross margin split on CYCLOSET net sales, and amortization expense. License fees and royalties of $14.8 million for the third quarter of 2012 included royalties on GLUMETZA, ZEGERID and FENOGLIDE net sales, the gross margin split on CYCLOSET net sales, and amortization expense.

Research and development expenses totaled $6.8 million for the third quarter of 2013, compared with $6.2 million for the third quarter of 2012.

Selling, general and administrative (SG&A) expenses were $35.5 million for the third quarter of 2013 and $21.1 million for the third quarter of 2012. The $14.4 million increase in SG&A expenses primarily resulted from the addition of 85 sales representatives in the first quarter of 2013, costs associated with the commercial launch of UCERIS and an increase in legal expenses and recorded stock-based compensation resulting from an increase in the price of the company’s common stock.

Nine Months Ended September 30, 2013

For the nine months ended September 30, 2013, total revenues of $267.6 million increased 81% compared with $147.7 million for the nine months ended September 30, 2012 as indicated below ($ in millions):

	Nine Months Ended		Increase
	September 30,		(Decrease)
	2013	2012
Product sales, net
GLUMETZA	$131.4	$102.4	$29.0
ZEGERID	73.4	27.2	46.2
UCERIS	42.4	—	42.4
CYCLOSET	12.4	9.9	2.5
FENOGLIDE	5.5	5.6	(0.1)

Total product sales, net	265.1	145.1	120.0
Other revenue	2.5	2.6	(0.1)

Total revenues	$267.6	$147.7	$119.9

Santarus reported net income of $122.6 million, or $1.57 diluted EPS for the first nine months of 2013, which included a one-time income tax benefit of $54.9 million, or $0.70 diluted EPS, recorded as a discrete item in the second quarter of 2013 resulting from the release of the company’s valuation allowance for deferred tax assets. The company reported non-GAAP adjusted earnings of $83.8 million and diluted non-GAAP adjusted EPS of $1.08 for the first nine months of 2013. For the first nine months of 2012 the company reported net income of $13.1 million, or $0.19 diluted EPS, and non-GAAP adjusted earnings of $27.3 million, and had diluted non-GAAP adjusted EPS of $0.40.

As of September 30, 2013, Santarus had cash, cash equivalents and short-term investments of $168.7 million, an increase of approximately $74.0 million in the nine months ended September 30, 2013. The September 30, 2013 cash balance also reflected the repayment in full of $10.0 million in long-term debt associated with the company’s revolving line of credit. Cash, cash equivalents and short-term investments were $94.7 million as of December 31, 2012.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted earnings and diluted adjusted EPS as key operating metrics. Adjusted earnings and diluted adjusted EPS are non-GAAP financial measures. The company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The company uses these non-GAAP financial measures in connection with its own budgeting and planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below is a table reconciling the company’s non-GAAP adjusted earnings to GAAP net income for the three months and nine months ended September 30, 2013 and 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

($ in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net income	$30.3	$9.0	$122.6	$13.1
Interest (income) expense	0.1	—	0.2	0.2
Income tax (benefit) expense	(0.8)	0.2	(54.7)	0.8
Depreciation and amortization	1.7	1.6	5.1	4.6
Stock-based compensation	4.2	1.8	10.1	4.9
Stock issuance for regulatory milestone	—	—	—	3.7
Loss (gain) on contingent consideration	0.1	(0.3)	0.5	—

Non-GAAP adjusted earnings	$35.6	$12.3	$83.8	$27.3

Non-GAAP adjusted EPS, diluted	$0.45	$0.18	$1.08	$0.40

Shares used in computing non-GAAP adjusted EPS, diluted	79,388,362	69,723,094	77,954,236	67,906,620

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS® (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products is available at www.santarus.com or by contacting Santarus at 1-888-778-0887.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor). A Biologics License Application for RUCONEST for the treatment of acute angioedema attacks in patients with hereditary angioedema is under review by the U.S. Food and Drug Administration with a response expected in April 2014. Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company has completed a Phase I clinical program with SAN-300, an investigational monoclonal antibody. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the planned acquisition of Santarus by Salix Pharmaceuticals, Ltd.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate revenues from its currently promoted commercial products and its authorized generic ZEGERID products; risks related to the RUCONEST BLA, including whether the FDA ultimately approves the BLA in a timely matter or at all; Santarus’ ability to timely and successfully complete ongoing and planned clinical studies and otherwise advance the development of its product pipeline; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of ongoing and any future patent litigation; Santarus’ dependence on strategic partners for certain aspects of its development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; risks and uncertainties as to the timing and completion of the proposed acquisition of Santarus by Salix, including the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the effects of disruption caused by the transaction making it more difficult for Santarus to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

Santarus®, FENOGLIDE®, UCERIS® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents and short-term investments	$168,719	$94,736
Accounts receivable, net	43,576	31,024
Inventories, net	11,882	9,897
Deferred tax assets	35,899	—
Prepaid expenses and other current assets	7,821	6,678

Total current assets	267,897	142,335
Long-term restricted cash	750	950
Property and equipment, net	1,197	945
Intangible assets, net	18,502	16,254
Goodwill	2,913	2,913
Long-term deferred tax assets	19,556	—
Other assets	861	352

Total assets	$311,676	$163,749

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$52,662	$45,824
Allowance for product returns	24,165	20,574

Total current liabilities	76,827	66,398
Deferred revenue, less current portion	1,103	1,639
Long-term debt	—	9,876
Other long-term liabilities	4,764	2,884
Total stockholders’ equity	228,982	82,952

Total liabilities and stockholders’ equity	$311,676	$163,749

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Product sales, net	$98,073	$53,687	$265,086	$145,124
Royalty revenue	721	983	2,510	2,618

Total revenues	98,794	54,670	267,596	147,742
Costs and expenses:
Cost of product sales	6,032	3,276	16,145	10,463
License fees and royalties	20,918	14,849	63,701	43,544
Research and development	6,824	6,177	19,978	18,089
Selling, general and administrative	35,487	21,133	99,692	61,567

Total costs and expenses	69,261	45,435	199,516	133,663

Income from operations	29,533	9,235	68,080	14,079
Other income (expense):
Interest income	9	11	34	13
Interest expense	(61)	(81)	(214)	(259)

Total other income (expense)	(52)	(70)	(180)	(246)

Income before income taxes	29,481	9,165	67,900	13,833
Income tax (benefit) expense	(838)	181	(54,668)	774

Net income	$30,319	$8,984	$122,568	$13,059

Net income per share:
Basic	$0.46	$0.14	$1.88	$0.21

Diluted	$0.38	$0.13	$1.57	$0.19

Weighted average shares outstanding used to calculate net income per share:
Basic	66,567,180	62,992,473	65,321,156	62,496,446
Diluted	79,388,362	69,723,094	77,954,236	67,906,620

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